Annual Shareholder Meeting Results
The Funds held their annual meetings of shareholders on April 30, 2015. Common/preferred shareholders voted as indicated below:

PIMCO Income Opportunity Fund

Election of Craig Dawson Class III to serve until the annual meeting for the 2016 2017 fiscal year Affirmative 12,865,579 Withheld Authority 335,855 Reelection of Hans W. Kertess Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 12,829,785 Withheld Authority 371,649 Reelection of William B. Ogden, IV Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 12,833,222 Withheld Authority 368,212 Reelection of Deborah A. DeCotis Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 12,891,211 Withheld Authority 310,223
The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Bradford K.Gallagher, James A. Jacobson, Alan Rappaport and
John C. Maney continued to serve as Trustees of the Fund.
Preferred Shares Trustee
Interested Trustee